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                                                                    EXHIBIT 23.3



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-117559 of MGM MIRAGE of our report dated January 28, 2004, except for Note 18, and except for the reclassification of MGM Grand Australia as discontinued operations as described in Notes 1, 3 and 18, as to which the date is July 16, 2004, appearing in the Current Report on Form 8-K of MGM MIRAGE dated July 20, 2004 for the year ended December 31, 2003, and to the reference to us under the headings "Summary Selected Consolidated Financial and Other Data" and "Experts" in the Prospectus, which is part of such Registration Statement.



/s/ Deloitte & Touche LLP

Las Vegas, Nevada
August 5, 2004